UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): November 3, 2006

ARIBA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26299	77-0439730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

807 11th Avenue, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Same

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Approval of Bonus Plan for Executive Officers.

On November 3, 2006, the Compensation Committee of the Board of Directors of Ariba, Inc. (“Ariba” or the “Company”) approved a bonus plan for executive officers that will apply for the fiscal year ending September 30, 2007. The plan replaces the executive bonus plan described in a Current Report on Form 8-K filed December 13, 2005, and will remain in effect thereafter until it is modified or terminated by the Compensation Committee. Individuals who are deemed to be “officers” of Ariba for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), are eligible to earn semi-annual cash bonuses under the plan.

Under the plan, an annual target bonus amount is assigned to each participant at the time of his or her hiring and may be modified from time to time thereafter. The semi-annual target bonus amount is equal to 50% of the annual target bonus amount. In general, 50% of the actual semi-annual bonus is determined on the basis of Ariba’s semi-annual non-GAAP net income and 50% is determined on the basis of Ariba’s semi-annual revenue. As soon as reasonably practicable after the beginning of a fiscal year, the Compensation Committee determines for each fiscal half-year in that year the amounts of non-GAAP net income and revenue that will be required to achieve specified bonus levels. The Compensation Committee may adjust the amount of Ariba’s non-GAAP net income or revenue, or both, to exclude extraordinary expenses or benefits. When the actual amounts of non-GAAP net income and revenue for a fiscal half-year have been determined, each participant’s actual semi-annual bonus is calculated. All calculations for the second fiscal half-year are performed on a cumulative full-year basis, and the semi-annual bonus calculated on that basis is then reduced by the semi-annual bonus or bonuses already paid for the same fiscal year.

In the case of the Chief Commercial Officer, Ariba’s semi-annual bookings replace revenue as a performance measure as to a portion of the semi-annual bonus, such that 25% of the actual semi-annual bonus is determined on the basis of Ariba’s semi-annual bookings, 50% is determined on the basis of Ariba’s semi-annual non-GAAP net income and 25% is determined on the basis of Ariba’s semi-annual revenue. As soon as reasonably practicable after the beginning of the fiscal year, the Compensation Committee determines for each fiscal half-year in that year the amount of bookings that will be required to achieve specified bonus levels.

The actual bonuses may range from 0% to 200% of the target amounts, with the actual bonus to be determined based on the Company’s actual performance on each performance measure relative to the metrics established by the Compensation Committee at the beginning of the year. In addition, the Compensation Committee may adjust the final semi-annual bonus amounts upward or downward at its discretion, based on other criteria (including individual performance).

Approval of Target Bonuses for FY 2007.

On November 3, 2006, the Compensation Committee also determined that the annual target bonuses of the Executive Officers under the bonus plan described above will be as follows for fiscal year 2007:

Robert M. Calderoni	$600,000
Kevin S. Costello	$300,000
James W. Frankola	$250,000
H. Tayloe Stansbury	$200,000
Kent L. Parker	$200,000

Approval of Restricted Stock Grants.

On November 3, 2006, the Compensation Committee granted restricted shares of the Company’s Common Stock to certain executive officers. The Compensation Committee amended the vesting terms of these grants on November 7, 2006. The grants are subject to the terms and conditions of the Company’s 1999 Equity Incentive Plan or, in the case of Kent L. Parker, the FreeMarkets, Inc. 2001 Equity Stock Incentive Plan. The names and titles of the individuals who received shares and the number of shares granted to each individual are set forth in the following table:

Name	Title	Share Numbers
Robert M. Calderoni	Chairman and Chief Executive Officer	275,000
Kevin S. Costello	Executive Vice President and Chief Commercial Officer	85,000
James W. Frankola	Executive Vice President and Chief Financial Officer	85,000
H. Tayloe Stansbury	Executive Vice President, Products and Operations	65,000
Kent L. Parker	Executive Vice President and General Manager, Ariba Global Services Organization	65,000

As amended, each grant vests in two equal installments, provided that the recipient remains in the Company’s service on the applicable vesting date. The first installment will vest on the third full trading day after the Company reports its financial results for the fiscal quarter in which it attains a predetermined performance milestone related to subscription software revenue, provided that the milestone must be attained on or before September 30, 2008. The second installment vests one year after the first installment vests. In each case, if on such date the recipient of the grant is not permitted to sell shares of the Company’s Common Stock on the open market under applicable law and the Company’s securities trading policy, then the actual vesting date will be delayed until the first day subsequent to that date when the recipient is so permitted to sell shares of the Company’s Common Stock. Vesting may accelerate pursuant to a Severance Agreement between us and the recipient, if the acceleration event under the Severance Agreement occurs on or before the applicable vesting date. If the recipient’s service terminates before his grant has vested in full, the unvested portion will be forfeited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

DATE: November 9, 2006	By:	/s/ James W. Frankola
James W. Frankola
Executive Vice President and Chief Financial Officer